Exhibit 8.1

MCGRATH NORTH MULLIN & KRATZ, PC LLO

SUITE 3700 FIRST NATIONAL TOWER

1601 DODGE STREET

OMAHA, NEBRASKA 68102

PH: (402) 341-3070

March 30, 2012

Supertel Hospitality, Inc.

1800 West Pasewalk Avenue, Suite 200

Norfolk, NE 68701

Ladies and Gentlemen:

We have acted as counsel to Supertel Hospitality, Inc., a Virginia corporation (the “Company”), in connection with the preparation and filing of Form S-3, Registration Statement Under the Securities Act of 1933 (the “Registration Statement”), with the Securities and Exchange Commission (“SEC”), in which the Company will register 60,000,000 shares of common stock (collectively, the “Stock”). You have requested our opinion as to certain United States material federal income tax matters in connection with the offering of the Stock and the Registration Statement.

In connection with our opinion, we have examined and relied upon the following:

1. the Company’s Articles of Incorporation, together with the Company’s By-laws, and any amendments or restatements thereto;

2. the Declaration of Trust of Supertel Hospitality REIT Trust (“SHRT”), together with SHRT’s By-laws, and any amendments or restatements thereto;

3. the Declaration of Trust of E&P REIT Trust (“E&P”), together with E&P’s By-laws, and any amendments or restatements thereto;

4. the Articles of Incorporation of Supertel Hospitality Management, Inc. (“SHM”), together with SHM’s By-laws, and any amendments or restatements thereto;

5. the Certificate of Formation of SPPR Holdings, Inc. (“SPPR Holdings”), together with SPPR Holdings’ By-laws, and any amendments or restatements thereto;

6. the Certificate of Formation of SPPR-BMI Holdings, Inc. (“SPPR BMI”), together with SPPR BMI’s By-laws, and any amendments or restatements thereto;

7. the Certificate of Limited Partnership of Supertel Limited Partnership (“SLP”), together with SLP’s Partnership Agreement, and any amendments or restatements thereto;

8. the Certificate of Limited Partnership of Solomons Beacon Inn Limited Partnership (“SBILP”), together with SBILP’s Partnership Agreement, and any amendments or restatements thereto;

9. the Certificate of Limited Partnership of E&P Financing Limited Partnership (“E&PLP”), together with E&PLP’s Partnership Agreement, and any amendments or restatements thereto;

10. the Articles of Organization of SPPR Hotels, LLC (“SPPR Hotels”), together with SPPR Hotels’ Operating Agreement, and any amendments or restatements thereto;

11. the Articles of Organization of SPPR-BMI, LLC (“SPPR-BMI LLC”), together with SPPR-BMI LLC’s Operating Agreement, and any amendments or restatements thereto;

12. the Articles of Organization of SPPR-South Bend, LLC (“SPPR South Bend”), together with SPPR South Bend’s Operating Agreement, and any amendments or restatements thereto. Collectively, SLP, SBILP, E&PLP, SPPR Hotels, SPPR South Bend and SPPR-BMI LLC will be referred to as the “Operating Partnerships”;

13. the Articles of Incorporation of TRS Leasing, Inc. (“TRS”), together with TRS’ By-laws, and any amendments or restatements thereto, and the taxable REIT subsidiary election for TRS;

14. the Articles of Organization of TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC and SPPR-BMI TRS Subsidiary, LLC (the “TRS Subsidiaries”), together with their Operating Agreements, and any amendments or restatements thereto;

15. the Certificate of Formation or Articles of Organization, as applicable, and the Partnership Agreement or Limited Liability Company Operating Agreement, as applicable, of each other partnership or limited liability company in which the Company directly or indirectly owns an interest, as set forth in the Officer’s Certificate (the “Partnership/Limited Liability Company Subsidiaries”);

16. the Master Leases entered into between TRS or the TRS Subsidiaries and the Operating Partnerships;

17. the Registration Statement;

18. the Officer’s Certificate, executed by a duly appointed officer of the Company (the “Officer’s Certificate”); and

19. such other due diligence items, calculations, documents, records and matters of law as we have deemed necessary or appropriate for rendering the opinion contained herein.

In our examination, we have assumed (i) the authenticity and completeness of all original documents reviewed by us in original or copy form, (ii) the conformity to the original documents of all documents reviewed by us as copies, including electronic copies, (iii) the authority and capacity of the individual or individuals who executed any document on behalf of any person or entity to so execute such document, (iv) the genuineness of all signatures on documents examined by us, and (v) the accuracy and completeness of all records made available to us. We have assumed that each unexecuted document submitted to us for our review will be executed in a form materially identical to the form we reviewed. In connection with the opinion rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate, and have assumed that all representations made “to the best knowledge” of any person will be true, correct and complete as if made without that qualification. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer’s Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “IRS”) or other relevant authorities, we have reviewed the relevant Code provisions, the relevant Regulations and other applicable authorities with the individuals making such representations. We have also assumed, with your consent, that:

1.	for the taxable years commencing with the formation of the Company in 1994 through December 31, 2011, and in future taxable years, the Company did and will operate in a manner that will make the representations contained in the Officer’s Certificate true for such years;

2.	the Company has not made and will not make any amendments to its organizational documents or allow amendments to the organizational documents of SHRT, SHM, E&P, SPPR Holdings, SPPR BMI, TRS, the Operating Partnerships, the TRS Subsidiaries or the Partnership/Limited Liability Company Subsidiaries after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) under the Code for any taxable year; and

3.	no action has been or will be taken by the Company, SHRT, SHM, E&P, SPPR Holdings, SPPR BMI, TRS, the Operating Partnerships, the TRS Subsidiaries or the Partnership/Limited Liability Company Subsidiaries after the date of this opinion that would have the effect of altering the facts upon which the opinion set forth below is based.

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Registration Statement under the caption “Certain Material Federal Income Tax Considerations” (all of which are incorporated herein by reference), we are of the opinion that:

1.	the Company qualified to be taxed as a REIT pursuant to Sections 856 through 860 of the Code for the period beginning on January 1, 2006 through December 31, 2011, and the Company’s organization and present and proposed method of operation (as represented in the Officer’s Certificate) will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2012 and thereafter; and

2.	the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Certain Material Federal Income Tax Considerations” are correct in all material respects, and the discussions thereunder fairly summarize the United States federal income tax considerations that are likely to be material to a holder of shares of the Stock.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for 2012 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to any other United States federal tax matters or any issues arising under the tax laws of any other country, state or locality. The foregoing opinion is based on current provisions of the Code, the Regulations, published rulings of the IRS and other relevant authorities, all of which are subject to change and new interpretation, both prospectively and retroactively. The IRS has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. Although the conclusions set forth herein represent our best judgment as to the probable outcome on the merits of such matters, the IRS and the courts are not bound by, and may disagree with, the conclusions set forth herein. This opinion is rendered only as of the date hereof, and we assume no obligation to update our opinion to address other facts or any changes in law or interpretation thereof that may hereafter occur or hereafter come to our attention. If any one of the statements, representations, warranties or assumptions that we have relied upon to issue this opinion is incorrect in a material respect, our opinion might be adversely affected and may not be relied upon. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to McGrath North Mullin & Kratz, PC LLO under the captions “Certain Material Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Yours very truly,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO